                                   EXHIBIT 12
                                   -----------


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

-------------------------------------------------------------------------------
All dollar amounts are stated in millions.
Six months ended June 30                                   2000        1999
-------------------------------------------------------------------------------
Net income                                            $   495.5   $   446.0
Income taxes                                              259.4       239.0
                                                      ---------   ---------
Income before income taxes                                754.9       685.0
                                                      ---------   ---------
Fixed charges:
     Interest expense (1)                               1,284.2     1,034.6
     Interest portion of rentals (2)                       21.6        18.3
                                                      ---------   ---------
Total fixed charges                                     1,305.8     1,052.9
                                                      ---------   ---------
Total earnings as defined                             $ 2,060.7   $ 1,737.9
                                                      =========   =========
Ratio of earnings to fixed charges                         1.58        1.65
                                                      =========   =========

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.